Exhibit 10.1
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                Summary of Compensation to Non-Employee Directors
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         On July 25, 2006, the Compensation Committee of the Board of Directors
(the "Board") of Cheniere Energy, Inc. (the "Company") approved the payment of $100,000 to each non-employee director of the Company as compensation for services for the period from the current year's annual meeting of Stockholders (May 23, 2006) until the next year's annual meeting of Stockholders (the "Annual Period"). An additional payment of $20,000 was approved for the chairman of the Audit Committee and the chairman of the Compensation Committee for the Annual Period. The payment shall be made, at the election of the director, either 100% in shares of the Company's restricted stock, 100% in cash or 50% in cash and 50% in shares of restricted stock. Cash payments shall be made quarterly as of the last business day of July, October, January and April, beginning on July 31, 2006. Shares of restricted stock will be issued in December 2006. The number of restricted shares to be issued will be determined based on a 25% discount to the closing price of the Company's common stock as reported on the American Stock Exchange on the date of the Company's December 2006 Board meeting or the last business day of the calendar year, if there is no December Board meeting (the "Date of Grant"). Vesting will occur for one-third of the restricted shares on each anniversary of the Date of Grant beginning on the first anniversary of the Date of Grant.